EXHIBIT 14

Imperial Sugar Company

Code of Ethics

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Imperial Sugar Company Code of Ethics

A.	Introduction and Overview

A.1.	Overview of Our Core Principles

Our core principles:

•	We work hard to maintain the highest quality and safety in our products.

•	We strive for the highest standards for the safety and health of our associates and contractors.

•	We conduct and grow our business ethically and in compliance with all laws, taking no shortcuts that might compromise our high standards.

•	We comply with all laws and codes in the locations where we operate.

•	We avoid conflicts of interest, and work to avoid even the perception of conflict.

•	We are firmly committed to the fair and equitable treatment of all our associates and job applicants.

•	We actively seek opportunities to contribute to and improve the environment in the communities in which we do business.

How we carry out our core principles:

•	We evaluate risks and strive for opportunities to improve our business, all in compliance with the law.

•	We strive to maintain an organizational culture that encourages ethical conduct and compliance with the law.

•	We develop policies, procedures and controls to address risks and to improve our business and compliance with the law.

•	We train our personnel, including officers, directors, and associates on our policies, procedures and controls.

•	We review and audit our compliance.

•	We take corrective action on a timely basis when deficiencies are identified.

•	We promote and enforce our policies, procedures and controls through appropriate incentives, training and/or disciplinary measures.

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We encourage our associates and contractors to voice concerns or to seek guidance, whether anonymously or by identifying themselves, and we pledge to promptly investigate such concerns and respond appropriately to violations of our core principles.

Reporting concerns:

We urge all of our associates to report immediately any violation of our Code of Ethics to (1) members of the Ethics Committee or (2) Imperial’s confidential hot line at 877-283-9256 or (3) Imperial’s website hotline via the link on the company’s intranet at www.imperialsugar.biz. The members of the Ethics Committee and their contact information are listed in Section D.2 of this Code.

A.2.	The Importance of Our Code of Ethics

Imperial Sugar Company, together with all of its subsidiaries and controlled entities (“Imperial” or the “Company”) conducts its business in adherence to ethical and legal standards. Integrity, as an integral part of this commitment, is a core value of the Company and we must all conduct ourselves accordingly. In addition, we will not conduct any outside business and personal affairs in a manner that conflicts with the best interests of the Company. While it is impractical to describe every circumstance that could constitute improper business dealings or a conflict of interest, our personnel, including officers, directors, and associates should be guided by the general principles set forth above and explained in greater detail in the following pages and when in doubt, associates should raise the matter with their supervisor. We are all required to be alert to potential conflicts with this Code and pursue the prompt resolution of such matters.

Violations of this Code of Ethics may result in disciplinary action up to and including termination of employment. This Code applies to all Company officers, directors, associates, and agents. Imperial Sugar Company is a publicly-traded company listed on the NASDAQ stock exchange, and as such, the Company and its officers, directors, and associates have certain enhanced responsibilities, some of which are referenced in this Code. Management and other supervisory personnel, including our officers, have a special responsibility to lead according to the standards set out in this Code. It is the personal responsibility of each associate to observe the standards in the Code of Ethics whether or not they are imposed by law. Any officer, director, associate, or agent who does not comply with this Code of Ethics is acting outside the scope of his or her employment. Any waiver of this Code for any senior financial officer, executive officer, or director may be made only by the Board of Directors and, together with the reason for such waiver, must be disclosed publicly.

A.3.	Letter and Spirit of the Law

We will conduct our business in strict compliance with all applicable laws and governmental regulations of the United States, of the various states and of any foreign country where applicable. Where a situation is not covered by law or where the law is unclear or conflicting, we will conduct our business in a fair and forthright manner. If in doubt, associates should seek advice from the Legal Department or discuss the matter with his/her supervisor.

B.	Our People, Our Customers and Our Environment

B.1.	Occupational Safety of Our Associates and Contractors

Safety, in its broadest terms, is our Company’s first priority because it impacts the lives and livelihood of our people, our customers and our communities. Imperial is committed to compliance with all applicable standards and regulations, and to the development of effective standards where none exist. Imperial is committed to developing and providing leaders in all areas of safety, and providing policies, training and support to our associates to allow them to work safely.

Safety requires discipline, attention to detail and teamwork. Imperial expects its Company leaders to hold themselves accountable to lead by example in safety and, then, to expect the same level of accountability from the associates they lead. Based on these principles and commitments, Imperial believes all injuries and incidents can be prevented.

We work every day to implement these principles of safety and to ensure the safety and health of each of our associates and contractors by:

•	Identifying potential risks in the workplace;

•	Appropriately assessing and managing safety risks;

•	Educating and training our associates on Company policies and procedures necessary to comply with applicable safety laws and regulations;

•	Auditing and inspecting our facilities to determine compliance with such laws and regulations;

•	Taking corrective action on a timely basis when deficiencies are identified;

•	Enforcing Company policies and procedures relating to environmental, health and safety through training and/or discipline; and

•	Striving to continuously improve our safety systems.

We encourage each of our associates and contractors to immediately report any concern about occupational safety to the Ethics Committee, Imperial management, the Corporate Safety Officer or the Telephone Hotline at 877-283-9256. The Corporate Safety Officer and his contact information is listed in Section D.2 of this Code of Ethics.

B.2.	Food Quality and Food Safety

Imperial’s commitment to safety extends equally to protecting the consumers of our products. The same principles of commitment, accountability and responsibility exist for food quality and safety as they do for occupational safety. Each of us has a personal responsibility to ensure that our products meet rigorous standards of quality and safety.

We continuously work to provide safe products that meet or exceed customer requirements by:

•	Identifying risks and critical control points;

•	Addressing those risks through training, policies, procedures, and/or engineering controls;

•	Testing and controlling raw materials and products through the production, packaging, and shipping cycles;

•	Communicating the risks to our associates and contractors and training our associates on policies and procedures necessary to work safely;

•	Auditing and inspecting our facilities to determine compliance;

•	Taking corrective action on a timely basis when deficiencies are identified; and

•	Maintaining accurate records.

We encourage all associates to immediately report any concerns about food quality or safety to the Ethics Committee, Imperial management, the Corporate Safety Officer or the Telephone Hotline at 877-283-9256.

B.3.	Health and the Environment

The Company is committed to making continuous efforts to protect human health and the environment and to conserve and protect natural resources. At a minimum, this commitment means that each of our facilities must comply with applicable federal, state and local environmental, health and safety laws and regulations. All associates must conduct their duties and responsibilities in compliance with such laws and Company standards relating to protection of the environment.

We implement our commitment to act in an environmentally responsible manner by:

•	Properly storing and handling hazardous materials and properly disposing of waste materials;

•	Complying with laws and regulations relating to the protection of air, soil and water;

•	Appropriately assessing and managing environmental and health risks;

•	Educating and training our associates on Company policies and procedures necessary to comply with applicable environmental and health laws and regulations;

•	Auditing and inspecting our facilities to determine compliance with such laws and regulations;

•	Taking corrective action on a timely basis when deficiencies are identified;

•	Enforcing Company policies and procedures relating to environmental and health through training and/or discipline;

•	Striving to continuously improve our environmental and health systems; and

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Encouraging each of our associates and contractors to immediately report any concern about environmental, health and safety matters to Imperial management, the Ethics Committee, the Corporate Safety Officer or the Telephone Hotline at 877-283-9256.

B.4.	Diversity and Equal Employment Opportunity

It is Imperial’s policy to employ people of skill, integrity and enthusiasm and to provide them with the means to develop without regard to race, color, religion, sexual orientation, gender, gender identity and/or expression, age, national origin, disability or veteran status. Imperial policy prohibits all unlawful discrimination against any associate or applicant for employment. Associates must adhere to established equal employment opportunity practices to prevent discrimination against job applicants and co-workers on the basis of race, color, gender, religion, national origin, age, veteran status, disability, or other basis prohibited by applicable law. Such practices apply to initial hiring, upgrading, promotion, transfer, recruitment, layoff, termination, selection for training, and determination of rates of pay or other forms of compensation.

Imperial encourages associates to bring any concerns regarding discrimination, harassment or retaliation to the attention of management. Retaliation against an associate who brings forward such a complaint or who cooperates with an investigation is unlawful and will not be tolerated. For additional details refer to the Company’s EEO Policy and Workplace Harassment Policy. This document is available in the Human Resources Department and/or it can be accessed on the Company intranet at www.imperialsugar.biz. Associates should immediately report any and all concerns regarding discrimination, harassment or retaliation to their supervisor or manager, the Human Resources Department, the Ethics Committee or via the Telephone Hotline at 877-283-9256.

B.5.	Immigration Laws

It is the policy of Imperial to comply with all immigration laws and regulations affecting our business. Among the applicable laws and regulations, the Immigration Reform and Control Act of 1986 (“IRCA”) requires, among other things, that an employer must review proper, specified documentation for all associates hired or rehired after November 6, 1986. Violations of IRCA can result in criminal and/or civil penalties.

You may violate federal law if you:

•	Fail to obtain proper identification and employment authorization documentation for all associates and maintain a proper record of it; or

•	Even if documentation is presented, you know or have reason to know that the associate is an unauthorized alien.

In addition, you may violate federal law if you do any of the following:

•	Question an individual because of his/her nationality;

•	Employ an alien who does not have an approved work visa;

•	Employ an alien who is being paid from abroad without an approved work visa; or

•	Request specific documents to prove work authorization from a new hire, such as a social security card, instead of allowing the worker to select the documents from the approved list.

The Company’s procedures must be followed, and advice from the Human Resources Department or Legal Department must be obtained regarding interpretations on compliance with immigration laws and regulations affecting our business.

B.6.	Controlled Substances and Alcohol

The Company will maintain procedures designed to protect the safety and health of associates, as well as to protect property and assets. In support of this goal, associates are required to report to work free of impairment from the use of controlled substances or alcohol. The use, possession or distribution of illegal drugs or drug paraphernalia on Company property is strictly prohibited. In addition, possession of alcoholic beverages, firearms or other weapons on Company property is prohibited. For additional details refer to the Company’s Drug and Alcohol Policy. The Company’s Drug and Alcohol Policy is available in the Human Resources Department and/or on the Company intranet at www.imperialsugar.biz.

C.	Avoiding Conflicts of Interest, Competing Legally and Fairly, and Ensuring Corporate Integrity

C.1.	Conflicts of Interest

Because we are expected to act in the best interests of the Company at all times, we need to watch for potential conflicts of interests. A conflict of interest arises when personal, social, financial, political activities or business relationships interfere with an associate’s objectivity and loyalty to the Company. Actual conflicts as well as the appearance of conflicts must be avoided.

Associates who own, directly or indirectly, any interest in property or companies providing services or materials to the Company, must disclose such information promptly and in writing to their immediate supervisors or the Legal Department. In addition, associates who have relatives who own, directly or indirectly, any interest in property or companies providing services or materials to the Company or who have relatives who would benefit financially from the providing of services or materials to the Company, must also disclose such information promptly and in writing to their immediate supervisor or the Legal Department. However, associates need not report ownership of securities that are widely or publicly held and traded on securities exchanges, provided that such ownership could not reasonably be expected to result in a conflict with the Company’s interests and would not otherwise violate the insider trading provisions set forth in Section C.2. of this Code of Ethics.

Associates who inadvertently find themselves in a position where their objectivity reasonably may be questioned because of individual interest or family or personal relationships must notify their respective supervisors or the Legal Department.

C.2.	Insider Trading

The purchase or sale of securities of the Company or any other company whose securities are publicly traded (“Issuer”), including vendors, customers or other actual or potential business partners of the Company, while having knowledge of material non-public information about the Company or such other Issuer is strictly prohibited by the Company and federal securities laws. Furthermore, disclosing such information to others, expressly or by recommending purchases or sales of securities, is also strictly prohibited under this Code and under the federal securities laws. Severe civil and criminal penalties are imposed for anyone who violates the federal securities laws. All officers and directors of the Company must in addition comply with the reporting requirements of the Securities and Exchange Commission in any purchases or sales of Company securities by them or their affiliates.

The federal securities laws and this Code require associates to use proper judgment in the timing and nature of investments in the stock of the Company and its publicly traded customers, vendors and other business partners to avoid even the appearance of impropriety. If you have any questions about insider trading or purchases or sales of stock of the Company or its publicly traded customers, vendors or other business partners, please contact the Legal Department. Associates should immediately report any and all concerns regarding potential violations of insider trading laws to the Ethics Committee, the Legal Department or via the Telephone Hotline at 877-283-9256.

C.3.	Confidential Information and Public Statements

Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or its customers, suppliers or partners if disclosed. All information that is created or used in support of Company business activities is an asset of the Company. Associates, officers and directors must at all times maintain the confidentiality of all such information entrusted to them or of which they become aware. Without express Company authorization, confidential and proprietary information must not be shared with persons outside the Company and should be shared only with associates having a need to know such information in order to perform their job responsibilities.

Only executive officers and designated spokespersons are permitted to make public statements on behalf of the Company. All questions received from news media representatives should be directed to the Vice President and Chief Financial Officer, who leads the Investor Relations function, or the General Counsel, and all inquiries from investors and securities analysts should be referred to the Vice President and Chief Financial Officer. Also, associates must exercise the utmost care to avoid inadvertent disclosure of non-public information through casual or public conversations or presentations. Public speeches or presentations addressing corporate issues, or those given on behalf of the Company, must be prepared or reviewed by the Vice President and Chief Financial Officer.

C.4.	Accounting Systems

The Company is required to keep books and records that accurately and fairly reflect its business transactions and dispositions of assets. Accordingly, all who have responsibility for accounting, financial reporting, treasury, banking or similar functions must perform such functions with care and honesty and in accordance with the Company’s accounting policies and procedures. No undisclosed or unrecorded fund or asset shall be established for any purpose. No false or artificial entries shall be made in the books and records of the Company for any reason, and no director, officer or associate shall engage in any arrangement that results in such an entry. No payment shall be approved or made with the intention or understanding that any part of such payment is to be used for a purpose other than that disclosed by the documents supporting the payment.

C.5.	Internal Controls

The Company maintains a system of internal controls and procedures that it believes provides reasonable assurance that transactions are executed in accordance with management’s authorization and properly recorded and that financial records and reports are accurate and reliable. This system includes written policies and procedures. All directors, officers and associates are expected to adhere to these procedures.

C.6.	Integrity and Accuracy of Public Disclosures

The Company’s officers and associates shall take all reasonable steps to provide full, fair, accurate, timely and understandable disclosures in the reports and documents that the Company files with or submits to the Securities and Exchange Commission and in other public communications made by the Company. In the event that an associate believes that any such report, document or communication does not meet this standard, the associate shall report this to his/her supervisor, the Ethics Committee, the Telephone Hotline at 877-283-9256 or Company Management. Company Management or the Ethics Committee shall review and investigate such deviation, advise the Board of Directors or the appropriate committee of the Board of Directors regarding the deviation and, where necessary, revise the relevant report, document or communication.

C.7.	Antitrust

The antitrust laws promote free enterprise through fair competition, and are written in very broad terms. These laws can carry severe civil and criminal penalties, and affect nearly every aspect of Company operations on a daily basis. It is the policy of the Company to comply strictly with all federal, state and foreign antitrust laws applicable to its operations, and to avoid conduct that may give even the slightest appearance of being questionable under those laws. Thus, every Company associate and officer must promote compliance by:

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refraining from entering into ANY understanding or agreement, expressed or implied, with any representative of any competitor, in regard to prices, terms or conditions of sale, or allocation of business, markets, customers, or territories, and refraining from discussions, either formally or informally, involving this type of information;

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appreciating that a wide range of business activities may implicate antitrust issues depending on their structure, purpose and effect on competition in a given situation – from major business decisions (such as joint ventures and mergers) to routine activities (including trade association meetings, competitive intelligence, terms of sale, customer/supplier relationships, exclusivity or territorial agreements and pricing);

•	using care in creating or receiving documents dealing with competitive issues so that they are not misinterpreted;

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promptly reporting to the Legal Department any knowledge or belief you may have that either the Company, its competitors, customers or other industry participants are engaging in anticompetitive conduct;

•	promptly reporting to the Legal Department any inquiries you may receive from government investigators concerning anticompetitive conduct;

•	seeking guidance from the Legal Department regarding any questions you may have about the interpretation or the application of either this policy or the antitrust laws.

For additional details, refer to the Company’s Antitrust Compliance Policy. This document is available in the Legal Department and/or it can be accessed on the company intranet at www.imperialsugar.biz. Associates should immediately report any and all concerns regarding violations of this policy to the Legal Department, the Ethics Committee or via the Telephone Hotline at 877-283-9256.

C.8.	Gifts, Bribes and Kickbacks

Many laws prohibit bribery, including domestic criminal laws (prohibiting bribery of public officials); commercial bribery laws (prohibiting bribes to influence another company); and antibribery laws concerning foreign officials (prohibiting bribes to influence foreign public officials, which is discussed in the next section). These laws have serious consequences for both individual associates and the Company, including fines and criminal prosecution, and liability can exist regardless of whether the activities or their effects take place in the United States or abroad.

Acts of bribery and even the appearance of impropriety must be prevented by abiding by the following principles:

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Associates shall not seek or accept anything of value or personal gain (or the promise of anything of value or personal gain), directly or indirectly, from anyone soliciting business from, doing business with the Company, or trying to influence a Company decision, or from any person or firm in business competition with the Company.

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Likewise, an associate shall not offer or provide anything of value or personal gain to any persons or organizations for the purpose of influencing their business relationship with the Company or to any public official for the purpose of influencing activities related to the Company.

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While any property or service for which fair market value is not paid can be seen as a gift subject to these restrictions, it is recognized that common business practice permits the offer and acceptance of certain courtesies of nominal value, usually in the form of meals, entertainment or small promotional items. The monetary value of these activities should not exceed socially adequate levels or reasonable business purpose, and, in offering or accepting such courtesies, associates shall be guided by whether the business objectivity of either party may be adversely affected.

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Special attention must be given when dealing with public officials and associates of government agencies, whose conduct is controlled by conflict of interest and antibribery laws and regulations that must be complied with at all times.

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Contact the Legal Department if you have any questions concerning compliance with antibribery laws and in particular, the provision or receipt of gifts, especially when dealing with public officials and associates of government agencies.

For additional details, refer to the Company’s Foreign Corrupt Practices Act and Antibribery Policy and Procedures. This document is available in the Legal Department and/or it can be accessed on the company intranet at www.imperialsugar.biz. Associates should immediately report any and all concerns regarding violations of this policy to the Ethics Committee, Legal Department or via the Telephone Hotline at 877-283-9256.

C.9.	Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act (FCPA) makes it a crime for U.S. companies or persons to offer, give, promise or authorize anything of value (including cash or in-kind payments, or any service) to a foreign official, government-controlled business, political party, party official or candidate for foreign political office for the purpose of obtaining, retaining (doing) or directing business or to induce that official or party to affect any governmental act or decision. The FCPA prohibitions cover activities around the world and also apply to payments or offers of anything of value to intermediaries, agents or sales representatives if the associate knows, or has reason to know, that the payment or offer will be used for any illegal purposes under the FCPA. To prevent other potential violations, donations to non-U.S. charities also must be reviewed and approved by the Legal Department.

The Company’s procedures must be followed, and advice from the Legal Department must be obtained regarding interpretations about compliance with the FCPA, which often can be very technical in nature. Of critical importance is adequately researching affiliates, agents, partners and other third parties acting on behalf of the Company and obligating and supervising their compliance with the FCPA and Company policies. The Company’s Foreign Corrupt Practices Act and Antibribery Policy and Procedure provides specific details about what steps must be taken in this regard.

The FCPA also includes provisions that establish accounting standards for both domestic and foreign business activities. This portion of the FCPA, together with rules issued by the Securities and Exchange Commission, also makes it a crime to directly or indirectly falsify any book, record or account.

For additional details, refer to the Company’s Foreign Corrupt Practices Act and Antibribery Policy and Procedures. This document is available in the Legal Department and/or it can be accessed on the company intranet at www.imperialsugar.biz. Associates should immediately report any and all concerns regarding violations of this policy to the Ethics Committee, the Legal Department, or via the Telephone Hotline at 877-283-9256.

C.10.	Use of Funds and Assets

Each of us is responsible for the proper use, conservation and protection of Company assets, including its property, plant, equipment, computer information and data, inventions, and other proprietary business and technical information. The use of Company funds or other assets is prohibited for:

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Contributions to domestic or foreign political candidates, except as allowed by law and approved by the Chief Executive Officer or the General Counsel. However, the Company encourages proper, constructive associate participation in the political process, including involvement with a political action committee and the associate’s individual activities supporting candidates of his/her choice for public office.

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Payments, gifts, loans or any other transfer either directly or indirectly to officials, agents or associates of labor organizations, political parties or foreign or domestic governments, or to any other persons or entities, where such transfer could be reasonably considered a bribe, kickback or other illegal or unethical payment.

•	Personal gain or other purpose not intended to benefit the Company.

Specifically, removal of any asset from Company premises is prohibited unless such removal is authorized by the associate’s supervisor and is intended to benefit the Company. This prohibition does not include the approved use of Company assets to support non-profit and charitable organizations. This prohibition does include the use of Company computers or telecommunications equipment to conduct any for-profit business other than for the Company; or use of Company computer to send e-mails or to access web sites or chat rooms that deal with or promote subjects that are not appropriate for company use, such as racism, gambling, pornography, terrorism or other inappropriate subjects. Please refer to the Company’s Electronic Media Policy for additional details. This document is available in the Human Resources Department and/or can be accessed on the Company intranet at www.imperialsugar.biz.

In addition, the Company prohibits any dishonest, unethical or fraudulent act, including, but not limited to:

•	falsification of Company records for personal or other reasons;

•	misappropriation of other associates’, customers’, or suppliers’ assets.

C.11.	Contract and Agreement Negotiation

Associates responsible for the negotiation of contracts or agreements must deal only with reputable parties whose performance qualifications indicate the ability to accomplish the requested objective. The contracting person(s) or department(s) will be responsible for (1) obtaining the most favorable price, quality and service terms available to the Company; (2) clearly and completely establishing responsibilities of the parties involved; (3) preserving auditing rights in contracts and agreements; (4) maintaining records to support contracting decisions and (5) protecting the proprietary and confidential information of all parties involved in the contracting process.

C.12.	Other Employment

A full-time associate must have written approval from the associate’s supervisor to participate in employment outside of the Company. An associate will not receive written approval from his/her supervisor, and may not participate in outside employment, self-employment or avocation, or serve as an officer, director, partner or consultant for outside organizations, if such activity (1) reduces work efficiency; (2) interferes with the associate’s ability to act conscientiously in the best interest of the Company; (3) requires the associate to utilize proprietary, confidential or otherwise non-public information, procedures, plans or techniques of the Company or (4) creates a conflict of interest with the Company or an appearance of impropriety. If an associate has any questions, the associate’s supervisor should be consulted.

C.13.	Reporting of Theft and Vandalism

Any loss of Company property due to theft or vandalism must be reported immediately to your supervisor or the Legal Department.

D.	Reporting Concerns and General Information

D.1.	Reporting of Concerns and Violations

Any known or suspected violation of this Code must be reported immediately to the (1) members of the Ethics Committee or (2) Imperial’s confidential hot line at 877-283-9256 or (3) Imperial’s website hotline via the link on the company’s intranet at www.imperialsugar.biz. Any known or suspected violation of this Code relating to environmental, safety, health or food quality can also be reported to the Corporate Safety Officer. Any associate who, honestly and in good faith, reports what he or she believes to be a violation of this Code of Ethics will not be subject to any disciplinary action or retaliation on account of making such a report. To the fullest extent possible, the identity of an associate making a report will be kept confidential. If an associate believes that he or she is being treated unfairly because of reporting a violation, this should immediately be brought to the attention of the Ethics Committee.

D.2.	Important Phone Numbers and Addresses

To report a suspected violation or ask a question regarding Imperial’s Code of Ethics, please call one of the following:

a. Ethics Committee

Member	Contact Number

Louis T. Bolognini Senior Vice President & General Counsel	281.490.9775

H.P. Mechler Senior Vice President and Chief Financial Officer	281.490.9652

George Muller Vice President – Administration	281.490.9604

Michael Sharpe Director of Internal Audit	281.490.9664

Gaylord O. Coan (Ex Officio Member) Director, Chairman of Audit Committee	770.849.9463

b. Corporate Safety Officer

Ron Allen	281.490.9607

c. Legal Department

Louis T. Bolognini Senior Vice President & General Counsel	281.490.9775

Kirsten Cohoon Assistant General Counsel	281.490.9608

d. Human Resources Department

George Muller Vice President – Administration	281.490.9604

e. Confidential Hotline and Website Hotline

If you wish to remain anonymous you may report a violation by calling the Telephone Hotline noted below or by reporting a violation via the link on the Company Intranet at www.imperialsugar.biz. The Telephone Hotline is answered by an independent company and is available 24 hours per day every day. The Website Hotline via the link on the Company Intranet at www.imperialsugar.biz is managed by the same independent Company and is also available 24 hours per day. If you use either the Telephone Hotline or Website Hotline you may refrain from identifying yourself (however, the Company may have insufficient information to investigate the allegations), or, if you elect to identify yourself, your confidentiality will be maintained consistent with the goals of this Code of Ethics - unless disclosure is required in connection with any governmental investigation or defense of the Company. You may access the Telephone Hotline toll free by dialing: 877-283-9256.

You may access the Website Hotline via the link on the Company Intranet on a personal computer at www.imperialsugar.biz. All matters that do not appear to constitute violations of this Code of Ethics will be referred to the appropriate department.

Associates with questions regarding this Code of Ethics or its application may also discuss the matters with their immediate supervisors.

D.3.	Company Ethics Committee

To ensure continuing attention to matters of ethics by all Company associates, the Company has established an Ethics Committee consisting of the Senior Vice President and General Counsel, Senior Vice President and Chief Financial Officer, Vice President – Administration and Director of Internal Audit. The General Counsel is charged with responsibility for monitoring compliance with this Code of Ethics and the effectiveness of the Code. The General Counsel shall report annually to the Audit Committee of the Board of Directors. The Ethics Committee shall have responsibility for developing and implementing a company-wide business ethics program consistent with the policies and principles set forth in the Code of Ethics. This program includes a method of communication to each associate to allow them to fully understand the Company’s commitment to this Code of Ethics and provides training to each associate on the Code of Ethics.

D.4.	Compliance and Discipline

Violations of this Code of Ethics will result in disciplinary action up to and including termination, referral for criminal prosecution and reimbursement to the Company for any losses or damages resulting from the violation. As with all matters involving investigations of violations and discipline, principles of fairness will be applied. Any associate that is charged with a violation of this Code of Ethics will be afforded an opportunity to explain his or her actions before any decision is made about appropriate disciplinary action. Appropriate disciplinary action will be taken against:

•	associates who authorize or participate directly in any action that is a violation of this Code of Ethics;

•	any associate who may have deliberately failed to report a violation or deliberately withheld relevant information concerning a violation of this Code of Ethics;

•	the violator’s managerial superiors, to the extent that the circumstances of the violation reflect inadequate supervision or a lack of diligence; and

•	any supervisor who retaliates, directly or indirectly, or encourages others to do so, against an associate who reports a suspected violation of this Code of Ethics.

D.5.	Certificate of Compliance

Annually every officer, director, and associate will be required to certify their review and understanding of, and compliance with, this Code of Ethics.

D.6.	Dissemination of Code of Ethics

You may access the Code via the Company website at www.imperialsugar.com or the link on the Company Intranet on a personal computer at www.imperialsugar.biz. You can also obtain the Code by requesting a copy from your supervisor or the Human Resources Department. Additional copies of this document can also be obtained by contacting the Legal Department, 8016 Highway 90A, P.O. Box 9, Sugar Land, Texas 77487-0009 or calling 281.490.9527.

Please indicate that you have received, read and will abide by this Code of Ethics by signing your name and dating the attached acknowledgment and returning it promptly to your supervisor.

Acknowledgement

I certify that I have received and read the Imperial Sugar Company Code of Ethics, and that I have understood its terms and its importance to the Company and my employment. I agree to abide by the Imperial Sugar Company Code of Ethics and acknowledge that any violations of the Code of Ethics may subject me to discipline, including termination, and that actions constituting such violations may be considered outside the scope of my employment with Imperial Sugar Company.

Name:
(Printed)

Signed:
(Signature)

Date: